Exhibit 4.2

THIS WARRANT AND ANY SHARES OF COMMON STOCK ISSUABLE UPON THE EXERCISE OF THIS WARRANT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND NEITHER THIS WARRANT NOR ANY SUCH SHARES MAY BE TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN EXEMPTION THEREFROM UNDER SUCH ACT.

WARRANT

To Purchase Common Stock of

MHI Hospitality Corporation

THIS IS TO CERTIFY that each of the entities listed on Schedule 1 hereto (each an “Initial Holder”), having its principal place of business at 375 Hudson St., 12th Floor, New York, NY 10014, or its registered assigns, is entitled upon the exercise hereof at any time during the Exercise Period (as hereinafter defined) to purchase the number of shares set forth opposite such Initial Holder’s name on Schedule 1 (subject to adjustment as provided herein) of duly authorized, validly issued, fully paid and nonassessable Common Stock, $0.01 par value per share, of MHI Hospitality Corporation, a Maryland corporation, at an Exercise Price of $2.25 per share (such Exercise Price and the number of shares of Common Stock purchasable hereunder being subject to adjustment as provided herein), and to exercise the other rights, powers and privileges hereinafter provided, all on the terms and subject to the conditions hereinafter set forth.

ARTICLE I

DEFINITIONS

The terms defined in this ARTICLE I, whenever used in this Warrant, shall have the respective meanings hereinafter specified.

“Affiliate” of any entity means a Person which directly or directly through one or more intermediaries controls, or is controlled by, or is under common control with, such entity. The term “control,” as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

“Assignment” has the meaning set forth in Section 3.2.

“Closing Date” means April 18, 2011.

“Commission” means the Securities and Exchange Commission or any other Federal agency from time to time administering the Securities Act.

“Common Stock” means shares of the Company’s common stock, $0.01 par value per share, and any stock into which such stock shall have been converted, exchanged or reclassified following the date hereof.

“Company” means MHI Hospitality Corporation, a Maryland corporation, and any successor corporation.

“Convertible Securities” means evidences of indebtedness, shares of stock (other than Common Stock) or other securities which are convertible into or exchangeable for, with or without payment of additional consideration, additional shares of Common Stock, either immediately or upon the arrival of a specified date or the happening of a specified event.

“Current Market Price” as to any security on any date specified herein means the average of the daily closing prices for the thirty (30) consecutive trading days immediately prior to, but not including the day in question (or in the event that a security has been traded for less than thirty (30) days, each of the trading days prior to the day in question on which such security has been traded). The closing price for each date shall be (i) the mean between the closing high bid and low asked quotations of any such security in the over-the-counter market as shown by the National Association of Securities Dealers, Inc. Automated Quotation System, or any similar system of automated dissemination of quotations of securities prices then in common use, if so quoted, as reported by any member firm of the New York Stock Exchange selected by the Company, or (ii) if not quoted as described in clause (i), the mean between the high bid and low asked quotations for any such security as reported by the National Quotation Bureau Incorporated or any similar successor organization, as reported by any member firm of the New York Stock Exchange selected by the Company, or (iii) if any such security is listed or admitted for trading on any national securities exchange, the last sale price of any such security, regular way, or the mean of the closing bid and asked prices thereof if no such sale occurred, in each case as officially reported on the principal securities exchange on which any such security is listed. If any such security is quoted on a national securities or central market system in lieu of a market or quotation system described above, the closing price shall be determined in the manner set forth in clause (i) of the preceding sentence if bid and asked quotations are reported but actual transactions are not, and in the manner set forth in clause (iii) of the preceding sentence if actual transactions are reported.

“Event of Default” means (a) the breach of any warranty, or the inaccuracy of any representation, made by the Company herein or (b) the failure by the Company to comply with any covenant contained herein.

“Exercise Period” means the period commencing on the Closing Date and terminating on the date that is five years and six calendar months following the Closing Date.

“Exercise Price” means the price per share of Common Stock set forth in the preamble to this Warrant, as such price may be adjusted pursuant to ARTICLE IV.

“Fair Value” means the fair value of the appropriate security, property, assets, business or entity as determined by the board of directors of the Company in its good faith estimate.

“Initial Holder” has the meaning set forth in the preamble.

“Issuable Warrant Shares” means the number of shares of Common Stock issuable from time to time upon exercise of this Warrant.

“Issued Warrant Shares” means (a) the cumulative total of the shares of Common Stock issued from time to time upon exercise of the Warrants, plus (b) any shares of Common Stock issued as a stock dividend with respect to such shares or as part of a stock split affecting such shares.

“Notice of Exercise” means the form of Notice of Exercise appearing at the end of this Warrant.

“Opinion of Counsel” means an opinion of counsel experienced in Securities Act or bank regulatory matters, as the case may be, chosen by the Company.

“Other Securities” means any stock and other securities of the Company (other than Common Stock, Convertible Securities or Stock Purchase Rights) or any other Person which shall become subject to issue or sale upon the conversion or exchange of any stock or other securities of the Company.

“Person” means any unincorporated organization, association, corporation, individual, sole proprietorship, partnership, joint venture, trust institution, entity, party or government (including any instrumentality, division, agency, body or department thereof).

“Securities Act” means the Securities Act of 1933, as amended, or any successor Federal statute, and the rules and regulations of the Commission promulgated thereunder, all as the same shall be in effect from time to time.

“Stock Purchase Rights” means any warrants, options or other rights to subscribe for, purchase or otherwise acquire any shares of Common Stock or any Convertible Securities.

“Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company, association, joint venture or other business entity of which more than 50% of the total voting power of shares of stock or other ownership interests entitled (without regard to the occurrence of any contingency) to vote in the election of the Person or Persons (whether directors, managers, trustees or other Persons performing similar functions) having the power to direct or cause the direction of the management and policies thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof.

“Warrant” means the warrant dated as of Closing Date issued to the Initial Holders and all warrants issued upon the partial exercise, transfer or division of or in substitution for any Warrant.

“Warrant Shares” means the Issuable Warrant Shares plus the Issued Warrant Shares.

Whenever used in this Warrant, any noun or pronoun shall be deemed to include both the singular and plural and to cover all genders, and the words “herein,” “hereof,” and “hereunder” and words of similar import shall refer to this instrument as a whole, including any amendments hereto.

ARTICLE II

EXERCISE OF WARRANT

2.1. Right to Exercise. On the terms and subject to the conditions of this ARTICLE II, each holder hereof shall have the right, at its option, to exercise this Warrant in whole or in part at any time during the Exercise Period; provided, however, that no partial exercise may result in the purchase of shares of Common Stock for a consideration of less than $500,000 in the aggregate for all holders without the prior written consent of the Company, which consent may be granted or withheld in its sole and absolute discretion; provided, however, subsequent to the Holding Period, each holder shall have the right to exercise this Warrant in whole should the consideration for such exercise be less than $500,000. The Company shall not be obligated to cause the exercise of this Warrant more than two (2) times in any twelve (12) month period.

2.2. Manner of Exercise; Issuance of Common Stock. To exercise this Warrant, a holder hereof shall deliver to the Company (i) a Notice of Exercise in the form of Exhibit 2.2 hereto duly executed by such holder hereof specifying the number of shares of Common Stock to be purchased, (ii) an amount equal to the aggregate Exercise Price for all shares of Common Stock as to which this Warrant is then being exercised and (iii) this Warrant. At the option of each holder hereof, payment of the Exercise Price shall be made by (a) wire transfer of funds to an account in a bank located in the United States designated by the Company for such purpose, (b) certified or official bank check payable to the order of the Company, (c) deducting from the number of shares delivered upon exercise of the Warrant a number of shares which has an aggregate Current Market Price on the date of exercise equal to the aggregate Exercise Price for all shares as to which the Warrant is then being exercised or (d) any combination of such methods.

Upon receipt of the required deliveries, the Company shall, as promptly as practicable, and in any event within five business days thereafter, cause to be issued and delivered to the applicable holder hereof (or its nominee) or, subject to ARTICLE V, the transferee designated in the Notice of Exercise, a certificate or certificates representing shares of Common Stock equal in the aggregate to the number of shares of Common Stock specified in the Notice of Exercise (but not exceeding the maximum number of shares issuable upon exercise of this Warrant). Such certificate or certificates shall be registered in the name of the applicable holder hereof (or its nominee) or in the name of such transferee, as the case may be.

If this Warrant is exercised in part, the Company shall, at the time of delivery of such certificate or certificates, unless the Exercise Period has expired, issue and deliver to the holders hereof or, subject to Section 3.2 and ARTICLE V, the transferee so designated in the Notice of Exercise, a new Warrant evidencing the right of the holders hereof or such transferee to purchase the aggregate number of shares of Common Stock for which this Warrant shall not have been exercised, and this Warrant shall be canceled.

2.3. Effectiveness of Exercise. Unless otherwise requested by a holder hereof, this Warrant shall be deemed to have been exercised and such certificate or certificates shall be deemed to have been issued, and the holders or transferee so designated in the Notice of Exercise shall be deemed to have become a holder of record of such shares for all purposes, as of the close of business on the date the Notice of Exercise, together with payment of the Exercise Price and this Warrant, is received by the Company.

2.4. Continued Validity. A holder of shares of Common Stock issued upon the exercise of this Warrant, in whole or in part, shall continue to be entitled to all rights to which a holder of this Warrant is entitled pursuant to the provisions of this Warrant except such rights as by their terms apply solely to a holder of a Warrant.

2.5. Conditional Exercise. Notwithstanding any other provision hereof, if an exercise of any portion of this Warrant is to be made in connection with a public offering or a sale of the Company (pursuant to a merger, sale of stock, or otherwise), such exercise may at the election of a holder be conditioned upon the consummation of such transaction, in which case such exercise shall not be deemed to be effective until immediately prior to the consummation of such transaction.

ARTICLE III

REGISTRATION, TRANSFER AND EXCHANGE

3.1. Maintenance of Registration Books. The Company shall keep at its principal office in Williamsburg, Virginia or Rockville, Maryland a register in which the Company shall provide for the registration, transfer and exchange of this Warrant. The Company shall not at any time, except upon the dissolution, liquidation or winding up of the Company, and as subject to Section 3.2 of this Warrant, close such register so as to result in preventing or delaying the exercise or transfer of this Warrant.

3.2. Transfer and Exchange. The Initial Holders may not offer, sell, assign, hypothecate, pledge or otherwise transfer this Warrant during the period ending on the third anniversary following the date of this Warrant (the “Holding Period”) without the prior written consent of the Company, which consent may be granted or withheld in its sole and absolute discretion; provided, that for the avoidance of doubt, such restriction shall not apply to the offer, sale, assignment, hypothecation, pledge or transfer of any Common Stock received by any Initial Holder upon the exercise of this Warrant during the Holding Period, subject to, in each case, applicable securities laws. Following the Holding Period, upon surrender for registration of transfer of this Warrant at such office, the Company shall execute and deliver, subject to ARTICLE V, in the name of the designated transferee or transferees, one or more new Warrants representing the right to purchase a like aggregate number of shares of Common Stock. At the option of each holder hereof, following the Holding Period, this Warrant may be exchanged for other Warrants representing the right to purchase a like aggregate number of shares of Common Stock upon surrender of this Warrant at such office. Whenever this Warrant is so surrendered for exchange, the Company shall execute and deliver the Warrants which the holders making the exchange are entitled to receive.

Following the Holding Period, every Warrant presented or surrendered for registration of transfer or exchange shall be accompanied by an Assignment in the form of Exhibit 3.2 hereto (an “Assignment”) duly executed by the applicable holder thereof or its attorney duly authorized in writing.

All Warrants issued upon any registration of transfer or exchange of Warrants shall be the valid obligations of the Company, evidencing the same rights, and entitled to the same benefits, as the Warrants surrendered upon such registration of transfer or exchange.

3.3. Replacement. Upon receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Warrant and (a) in the case of any such loss, theft or destruction, upon delivery of an indemnity reasonably satisfactory to the Company in form and amount, or (b) in the case of any such mutilation, upon surrender of such Warrant for cancellation at the principal office of the Company, the Company, at its expense, will execute and deliver, in lieu thereof, a new Warrant.

3.4. Ownership. The Company and any agent of the Company may treat the Persons in whose name this Warrant is registered on the register kept at the principal office of the Company as the owners and holders thereof for all purposes, notwithstanding any notice to the contrary, except that, if and when this Warrant is properly assigned in blank, the Company may (but shall not be obligated to) treat the bearer thereof as the owner of this Warrant for all purposes, notwithstanding any notice to the contrary. This Warrant, if properly assigned, may be exercised by a new holder without first having a new Warrant issued.

ARTICLE IV

ANTIDILUTION PROVISIONS

4.1. Adjustment of Number of Shares Purchasable. Upon any adjustment of the Exercise Price as provided in Section 4.2(a), the holders hereof shall thereafter be entitled to purchase, at the Exercise Price resulting from such adjustment, the number of shares of Common Stock (calculated to the nearest 1/100th of a share) obtained by multiplying the Exercise Price in effect immediately prior to such adjustment by the number of shares of Common Stock purchasable hereunder immediately prior to such adjustment and dividing the product thereof by the Exercise Price resulting from such adjustment.

4.2. Adjustment of Exercise Price. The Exercise Price shall be subject to adjustment from time to time as hereinafter set forth.

(a) Stock Dividends, Subdivisions and Combinations. In the event that the Company subsequent to the Closing Date shall:

(i) declare a dividend upon, or make any distribution in respect of, any of its stock, payable in Common Stock, Convertible Securities or Stock Purchase Rights, or

(ii) subdivide its outstanding shares of Common Stock into a larger number of shares of Common Stock, or

(iii) combine its outstanding shares of Common Stock into a smaller number of shares of Common Stock,

then the Exercise Price shall be adjusted to that price determined by multiplying the Exercise Price per share of Common Stock immediately prior to such event by a fraction (A) the numerator of which shall be the total number of outstanding shares of Common Stock of the Company immediately prior to such event, and (B) the denominator of which shall be the total number of outstanding shares of Common Stock of the Company immediately after such event, treating as outstanding all shares of Common Stock issuable upon conversions or exchanges of such Convertible Securities and exercises of such Stock Purchase Rights.

(b) Issuance of Additional Shares of Common Stock. (i) In case the Company shall issue or sell any shares of Common Stock after the Closing Date, each holder hereof shall be entitled, at its option, to elect to participate in such offering and purchase a percentage of the shares to be issued in such offering equal to the percentage that the Warrant Shares held by such holder bears to the total number of shares of Common Stock issued and then outstanding on a fully diluted basis as if this Warrant had been exercised and such holder were, at the time of any such offering, then a holder of that number of shares of Common Stock to which such holder is then entitled on the exercise hereof (such right hereinafter referred to as the “Participation Right”). The Company shall give written notice to the holders hereof of its intention to issue such securities (the “Participation Notice”), describing the amount and the type of securities and the price and the general terms upon which the Company proposes to issue such securities. Each holder of a Participation Right shall have ten (10) business days from the date of receipt of any such Participation Notice to agree in writing to purchase up to such holder’s pro rata share of such securities for the price (if the price has been set by the Company as of the date of the Participation Notice) and upon the terms and conditions specified in the Participation Notice by giving written notice to the Company and stating therein the quantity of securities to be purchased (not to exceed such holder’s pro rata share). If any holder fails to so agree in writing within such ten (10) business day period to purchase all or any portion of such holder’s pro rata share of an offering of such securities, then such holder shall forfeit the Participation Right hereunder with respect to such offering. If any holder agrees to purchase all or any portion of such holder’s pro rata share by giving notice within such ten (10) business day period, such holder shall purchase the portion so elected pursuant to such Participation Right concurrently with the closing of the transaction triggering the Participation Right on the same terms and conditions as offered to other participants in such offering. (ii) In case a) the Company shall issue or sell any shares of Common Stock after the Closing Date for a consideration less than the Exercise Price per share then in effect and b) any holder hereof elects not to participate in such offering, the Exercise Price for such holder upon each such issuance or sale shall be adjusted downward to a price determined by dividing:

(A) the sum of (w) the Exercise Price in effect before the issuance of such additional shares of Common Stock multiplied by the number of shares of the Company’s Common Stock then issued and outstanding (calculated on a fully-diluted basis including shares of Common Stock reserved pursuant to this Warrant) immediately prior to the issuance of such additional shares of Common Stock and (x) the consideration, if any, received by or deemed to have been received by the Company on the issue of such additional shares of Common Stock by:

(B) the sum of (y) the number of shares of the Company’s Common Stock then issued and outstanding (calculated on a fully-diluted basis including shares of Common Stock reserved pursuant to this Warrant) immediately prior to the issuance of such additional shares of Common Stock and (z) the number of additional shares of Common Stock issued or deemed to have been issued in the issuance of such additional shares of Common Stock.

The provisions of this Subsection (b) shall not apply to any additional shares of Common Stock which are distributed to holders of Common Stock pursuant to a stock dividend or subdivision for which an adjustment is provided for under Subsection (a) of this Section 4.2. No adjustment of the Exercise Price shall be made under this subsection and no Participation Right will arise upon the issuance of any additional shares of Common Stock which are issued (i) pursuant to the redemption of units issued by the Company’s operating partnership; (ii) pursuant to the Company’s 2004 Long-Term Incentive Plan; (iii) in the form of compensation (x) to an employee pursuant to his or her employment agreement or (y) to an officer, director or consultant of the Company as approved by its board of directors; (iv) pursuant to the exercise of any Stock Purchase Rights or pursuant to the conversion or exchange of any Convertible Securities to the extent that such adjustment shall previously have been made upon the issuance of such Stock Purchase Rights or Convertible Securities pursuant to Subsection (a), (c) or (d) of this Section 4.2; or (v) pursuant to the exercise or issuance of any Stock Purchase Right or pursuant to the conversion or issuance of any Convertible Security if the Participation Right shall have been exercised by the applicable holder (in whole or in part) in connection with the issuance of such Stock Purchase Right or Convertible Security pursuant to Subsection (c) or (d) of this Section 4.2. No adjustment to the Exercise Price then in effect shall be made in connection with the issuance and sale of Common Stock for a price per share greater than or equal to the Exercise Price. No adjustment to the Exercise Price of a holder shall be made in connection with the issuance and sale of shares of Common Stock for consideration less than the Exercise Price per share then in effect if such holder exercises its Participation Right (in whole or in part) in respect to such issuance and sale.

(c) Issuance of Stock Purchase Rights. (i) In case the Company shall issue or sell any Stock Purchase Rights after the Closing Date, each holder hereof shall be entitled, at its option, to exercise its Participation Right with respect to such offering and purchase a percentage of the Stock Purchase Rights to be issued in such offering equal to the percentage that the Warrant Shares held by such holder bears to the total number of shares of Common Stock issued and outstanding on a fully diluted basis. The Company shall deliver a Participation Notice as set forth in Subsection 4.2(b). (ii) In case (a) the Company shall issue or sell any Stock Purchase Rights and the consideration per share for which additional shares of Common Stock may at any time thereafter be issuable upon exercise thereof (or, in the case of Stock Purchase Rights exercisable for the purchase of Convertible Securities, upon the subsequent conversion or exchange of such Convertible Securities) shall be less than the Exercise Price per share then in effect and (b) any holder hereof elects not to exercise its Participation Right, the Exercise Price for such holder shall be adjusted as provided in Subsection (b) of this Section 4.2 on the basis that (i) the maximum number of additional shares of Common Stock issuable upon exercise of such Stock Purchase Rights (or upon conversion or exchange of such Convertible Securities following such exercise) shall be deemed to have been issued as of the date of the determination of the Exercise Price, as hereinafter provided, and (ii) the aggregate consideration received for such additional shares of Common Stock shall be deemed to be the minimum consideration received and receivable by the Company in connection with the issuance and exercise of such Stock Purchase Rights (or upon conversion or exchange of such Convertible Securities). For the purposes of this Subsection, the date as of which the Exercise Price shall be computed shall be the earlier of (A) the date on which the Company shall enter into a firm contract for the issuance of such Stock Purchase Rights, or (B) the date of actual issuance of such Stock Purchase Rights.

No adjustment of the Exercise Price shall be made under this subsection and no Participation Right will arise upon the issuance of any additional Stock Purchase Rights which are issued (i) pursuant to the Company’s 2004 Long-Term Incentive Plan; (ii) in the form of compensation (x) to an employee pursuant to his or her employment agreement or (y) to an officer, director or consultant of the Company as approved by its board of directors; and (iii) pursuant to the exercise of any Stock Purchase Rights to the extent that such adjustment shall previously have been made or the Participation Right shall have been exercised by the applicable holder (in whole or in part) in connection with the issuance of such Stock Purchase Rights pursuant to this Subsection (c) of this Section 4.2. No adjustment to the Exercise Price then in effect shall be made in connection with the issuance and sale of Stock Purchase Rights for which the consideration per share for which additional shares of Common Stock may at any time thereafter be issuable upon exercise thereof (or, in the case of Stock Purchase Rights exercisable for the purchase of Convertible Securities, upon the subsequent conversion or exchange of such Convertible Securities) for a price per share greater than or equal to the Exercise Price. No adjustment to the Exercise Price of a holder shall be made in connection with the issuance and sale of Stock Purchase Rights for which the consideration per share for which additional shares of Common Stock may at any time thereafter be issuable upon exercise thereof (or, in the case of Stock Purchase Rights exercisable for the purchase of Convertible Securities, upon the subsequent conversion or exchange of such Convertible Securities) for consideration less than the Exercise Price per share then in effect if such holder exercises its Participation Right (in whole or in part) in respect to such issuance and sale.

(d) Issuance of Convertible Securities. (i) In case the Company shall issue or sell any Convertible Securities after the Closing Date, each holder hereof shall be entitled, at its option, to exercise its Participation Right with respect to such offering and purchase a percentage of the Convertible Securities to be issued in such offering equal to the percentage that the Warrant Shares held by such holder bears to the total number of shares of Common Stock issued and outstanding on a fully diluted basis. The Company shall deliver a Participation Notice as set forth in Subsection 4.2(b). (ii) In case (a) the Company shall issue or sell any Convertible Securities and the consideration per share for which additional shares of Common Stock may at any time thereafter be issuable pursuant to the terms of such Convertible Securities shall be less than the Exercise Price per share then in effect and (b) any holder hereof elects not to exercise its Participation Right, the Exercise Price of such holder shall be adjusted as provided in Subsection (b) of this Section 4.2 on the basis that (i) the maximum number of additional shares of Common Stock necessary to effect the conversion or exchange of all such Convertible Securities shall be deemed to have been issued as of the date for the determination of the Exercise Price, as hereinafter provided, and (ii) the aggregate consideration received for such additional shares of Common Stock shall be deemed to be equal to the minimum consideration received and receivable by the Company in connection with the issuance and exercise of such Convertible Securities. For the purposes of this Subsection, the date as of which the Exercise Price per share shall be computed shall be the earlier of (A) the date on which the Company shall enter into a firm contract for the issuance of such Convertible Securities, or (B) the date of actual issuance of such Convertible Securities.

No adjustment of the Exercise Price shall be made under this subsection and no Participation Right will arise upon the issuance of any additional Convertible Securities which are issued (i) pursuant to the redemption of units issued by the Company’s operating partnership; (ii) pursuant to the Company’s 2004 Long-Term Incentive Plan; (iii) in the form of compensation (x) to an employee pursuant to his or her employment agreement or (y) to an officer, director or consultant of the Company as approved by its board of directors; and (iv) pursuant to the exercise or conversion of any Convertible Securities or Stock Purchase Rights to the extent that such adjustment shall previously have been made or the Participation Right shall have been exercised by the applicable holder (in whole or in part) in connection with the issuance of such Convertible Securities pursuant to this Subsection (d) of this Section 4.2. No adjustment to the Exercise Price then in effect shall be made in connection with the issuance and sale of Convertible Securities for which the consideration per share for which additional shares of Common Stock may at any time thereafter be issuable pursuant to the terms of such Convertible Securities for a price per share greater than or equal to the Exercise Price. No adjustment to the Exercise Price of a holder shall be made in connection with the issuance and sale of Convertible Securities for which the consideration per share for which additional shares of Common Stock may at any time thereafter be issuable pursuant to the terms of such Convertible Securities for consideration less than the Exercise Price per share then in effect if such holder exercises its Participation Right (in whole or in part) in respect to such issuance and sale.

(e) Minimum Adjustment. In the event any adjustment of the Exercise Price pursuant to this Section 4.2 shall result in an adjustment of less than $.01 per share of Common Stock, no such adjustment shall be made, but any such lesser adjustment shall be carried forward and shall be made at the time and together with the next subsequent adjustment which, together with any adjustments so carried forward, shall amount to $.01 more per share of Common Stock; provided, however, that upon any adjustment of the Exercise price resulting from the reclassification by subdivision, combination or otherwise, of the Common Stock into a greater or smaller number of shares, the foregoing figure of $.01 per share (or such figure as last adjusted) shall be proportionately adjusted; and provided, further, that upon the exercise of this Warrant, the Company shall make all necessary adjustments (to the nearest .001 of a cent) not theretofore made to the Exercise Price up to and including the date upon which this Warrant is exercised.

(f) Reorganization, Reclassification or Recapitalization of Company. In case of any capital reorganization or reclassification or recapitalization of the capital stock of the Company (other than in the cases referred to in Subsection (a) of this Section 4.2), or in case of the consolidation or merger of the Company with or into another corporation, or in case of the sale or transfer of the property of the Company as an entirety or substantially as an entirety, there shall thereafter be deliverable upon the exercise of this Warrant or any portion thereof (in lieu of or in addition to the number of shares of Common Stock theretofore deliverable, as appropriate) the number of shares of stock or other securities or property to which the holders of the number of shares of Common Stock which would otherwise have been deliverable upon the exercise of this Warrant or any portion thereof at the time would have been entitled upon such capital reorganization or reclassification of capital stock, consolidation, merger or sale, and at the same aggregate Exercise Price.

Prior to and as a condition of the consummation of any transaction described in the preceding sentence, the Company shall make equitable, written adjustments in the application of the provisions herein set forth satisfactory to the holders of Warrants entitled to purchase not less than 66 2/3% of the Issuable Warrant Shares at such time with respect to the rights and interests of holders of Warrants so that the provisions set forth herein shall thereafter be applicable, as nearly as possible, in relation to any shares of stock or other securities or other property thereafter deliverable upon exercise of this Warrant. Any such adjustment shall be made by and set forth in a supplemental agreement between the Company and/or the successor entity, as applicable, which agreement shall bind each such entity, shall be accompanied by an Opinion of Counsel as to the enforceability of such agreement and shall be approved by the holders of Warrants entitled to purchase not less than 66 2/3% of the shares of Common Stock issuable upon the exercise thereof.

(g) Dilution in Case of Other Securities. In case any Other Securities shall be issued or sold or shall become subject to issuance or sale upon the conversion or exchange of any stock (or Other Securities) of the Company (or any issuer of Other Securities or any other Person referred to in Subsection (g)) or become subject to subscription, purchase or other acquisition pursuant to any options or rights issued or granted by the Company (or by any such other issuer or Person) for a consideration such as to dilute, within the standards established in the other provisions of this ARTICLE IV, the purchase rights granted by this Warrant, then, and in each such case, the computations, adjustments and readjustments provided for in this ARTICLE IV with respect to the Exercise Price shall be made as nearly as possible in the manner so provided and applied to determine the amount of Other Securities from time to time receivable upon the exercise of this Warrant, so as to protect the holders of the Warrant against the effect of such dilution.

(h) Determination of Consideration. For purposes of this ARTICLE IV, the consideration received or receivable by the Company for the issuance, sale, grant or assumption of additional shares of Common Stock, Stock Purchase Rights or Convertible Securities, irrespective of the accounting treatment of such consideration, shall be valued as follows:

(i) Cash Payment. In the case of cash, the net amount received by the Company after deduction of any expenses paid or incurred or any underwriting commissions or concessions paid or allowed by the Company.

(ii) Securities or Other Property. In the case of securities or other property, at the Current Market Price, if determinable, and otherwise at the Fair Value of such consideration (in both cases as of the date immediately preceding the issuance, sale or grant in question).

(iii) Allocation Related to Common Stock. In the event additional shares of Common Stock are issued or sold together with other securities or other assets of the Company for a consideration which covers both, the consideration received (computed as provided in (i) and (ii) above) shall be allocable to such additional shares of Common Stock as determined in good faith by the Board of Directors of the Company.

(iv) Allocation Related to Stock Purchase Rights and Convertible Securities. In case any Stock Purchase Rights or Convertible Securities shall be issued or sold together with other securities or other assets of the Company, together comprising one integral transaction in which no specific consideration is allocated to the Stock Purchase Rights or Convertible Securities, such Stock Purchase Rights or Convertible Securities shall be deemed to have been issued at Fair Value.

(v) Dividends in Securities. In case the Company shall declare a dividend or make any other distribution upon any stock of the Company (other than Common Stock) payable in either case in Common Stock, Convertible Securities or Stock Purchase Rights (and provided an adjustment is made pursuant to Subsection 4.2(a)), such Common Stock, Convertible Securities or Stock Purchase Rights, as the case may be, issuable in payment of such dividend or distribution shall be deemed to have been issued or sold without consideration.

(vi) Stock Purchase Rights and Convertible Securities. The consideration for which shares of Common Stock shall be deemed to be issued upon the issuance of any Stock Purchase Rights or Convertible Securities shall be determined by dividing (i) the total consideration, if any, received or receivable by the Company as consideration for the granting of such Stock Purchase Rights or the issuance of such Convertible Securities, plus the minimum aggregate amount of additional consideration payable to the Company upon the exercise of such Stock Purchase Rights, or, in the case of such Convertible Securities, the minimum aggregate amount of additional consideration, if any, payable upon the conversion or exchange thereof, in each case after deducting any accrued interest, dividends, or any expenses paid or incurred or any underwriting commissions or concessions paid or allowed by the Company, by (ii) the maximum number of shares of Common Stock issuable upon the exercise of such Stock Purchase Rights or upon the conversion or exchange of all such Convertible Securities.

(vii) Merger, Consolidation or Sale of Assets. In case any shares of Common Stock or Convertible Securities or any Stock Purchase Rights shall be issued in connection with any merger or consolidation in which the Company is the surviving corporation, the amount of consideration therefor shall be deemed to be the Fair Value of such portion of the assets and business of the non-surviving corporation as shall be attributable to such Common Stock, Convertible Securities or Stock Purchase Rights, as the case may be. In the event of any merger or consolidation of the Company in which the Company is not the surviving corporation or in the event of any sale of all or substantially all of the assets of the Company for stock or other securities of any corporation, the Company shall be deemed to have issued a number of shares of its Common Stock for stock or securities of the other corporation computed on the basis of the actual exchange ratio on which the transaction was predicated and for a consideration equal to the Fair Value on the date of such transaction of such stock or securities of the other corporation, and if any such calculation results in adjustment of the Exercise Price, the determination of the number of shares of Common Stock issuable upon exercise of this Warrant immediately prior to such merger, consolidation or sale, for the purposes of Subsection (g) above, shall be made after giving effect to such adjustment of the Exercise Price.

(i) Record Date. In case the Company shall take a record of the holders of the Common Stock for the purpose of entitling them (i) to receive a dividend or other distribution payable in Common Stock or in Convertible Securities or (ii) to subscribe for or purchase Common Stock or Convertible Securities, then all reference in this ARTICLE IV to the date of the issue or sale of the shares of Common Stock deemed to have been issued or sold upon the declaration of such dividend or the making of such other distribution or the date of the granting of such right of subscription or purchase, as the case may be, shall be deemed to be references to such record date.

(j) Shares Outstanding. The number of shares of Common Stock deemed to be outstanding at any given time shall not include shares of Common Stock in the treasury of the Company or held by any Subsidiary.

(k) Maximum Exercise Price. At no time shall the Exercise Price per share of Common Stock exceed the amount set forth in the Preamble of this Warrant except as provided in Subsection (a) or (g) of this Section 4.2.

(l) No Adjustments under Certain Circumstances. Anything herein to the contrary notwithstanding, the Company shall not be required to make any adjustment of the Exercise Price or provide the Participation Right in the case of:

(i) the issuance of shares of Common Stock upon the exercise in whole or part of this Warrant;

(ii) the issuance of shares of Common Stock upon redemption of the units issued by the Company’s operating partnership;

(iii) the issuance of any securities pursuant to the Company’s 2004 Long-Term Incentive Plan; or

(iv) the issuance of any securities issued in the form of compensation (i) to an employee pursuant to his or her employment agreement or (ii) to an officer, director or consultant of the Company as approved by its board of directors.

4.3. Certificates and Notices.

(a) Adjustments to Exercise Price. Upon any adjustment under this ARTICLE IV of the number of shares of Common Stock purchasable upon exercise of this Warrant or of the Exercise Price, a certificate, signed (i) by the President or a Vice President and by the Treasurer or an Assistant Treasurer or the Secretary or an Assistant Secretary of the Company, or (ii) by any independent firm of certified public accountants of recognized national standing (which may be the regular auditors of the Company) selected by, and at the expense of, the Company, setting forth in reasonable detail the events requiring the adjustment and the method by which such adjustment was calculated, shall be mailed to the holders of this Warrant specifying the adjusted Exercise Price and the number of shares of Common Stock purchasable upon exercise of such holder’s Warrant after giving effect to such adjustment.

(b) Extraordinary Corporate Events. In case the Company after the date hereof shall propose to (i) pay any dividend payable in stock to the holders of shares of Common Stock or to make any other distribution to the holders of shares of Common Stock, (ii) offer to the holders of shares of Common Stock rights to subscribe for or purchase any additional shares of any class of stock or any other rights or options or (iii) effect any reclassification of the Common Stock (other than a reclassification involving merely the subdivision or combination of outstanding shares of Common Stock), or any capital reorganization or any consolidation or merger (other than a merger in which no distribution of securities or other property is to be made to holders of shares of Common Stock), or any sale, transfer or other disposition of its property, assets and business as an entirety or substantially as an entirety, or the liquidation, dissolution or winding up of the Company, then, in each such case, the Company shall mail to the holders of this Warrant notice of such proposed action, which shall specify the date on which the stock transfer books of the Company shall close, or a record shall be taken, for determining the holders of Common Stock entitled to receive such stock dividends or other Distribution or such rights or options, or the date on which such reclassification, reorganization, consolidation, merger, sale, transfer, other disposition, liquidation, dissolution or winding up shall take place or commence, as the case may be, and the date as of which it is expected that holders of Common Stock of record shall be entitled to receive securities or other property deliverable upon such action, if any such date is to be fixed. Such notice shall be mailed in the case of any action covered by clause (i) or (ii) above at least thirty (30) days prior to the record date for determining holders of Common Stock for purposes of receiving such payment or offer, or in the case of any action covered by clause (iii) above at least thirty (30) days prior to the date upon which such action takes place and thirty (30) days prior to any record date to determine holders of Common Stock entitled to receive such securities or other property.

(c) Effect of Failure. Failure to file any certificate or notice or to mail any notice, or any defect in any certificate or notice pursuant to this Section 4.4 shall not affect the legality or validity of the adjustment of the Exercise Price or the number of shares purchasable upon exercise of this Warrant, or any transaction giving rise thereto.

ARTICLE V

RESTRICTIONS ON TRANSFER

5.1. Legend on Warrants and Certificates. Each Warrant shall bear a legend in substantially the following form:

“This Warrant and any shares of Common Stock issuable upon the exercise of this Warrant have not been registered under the Securities Act of 1933, as amended, and neither this Warrant nor any such shares may be transferred in the absence of such registration or an exemption therefrom under such Act.”

In case any shares are issued upon the exercise in whole or in part of this Warrant or are thereafter transferred, in either case under such circumstances that no registration under the Securities Act is required, each certificate representing such shares shall bear on the face thereof the following legend:

“The shares represented by this certificate have not been registered under the Securities Act of 1933, as amended, and any transfer thereof is subject to the conditions specified in the Warrant dated as of 18, 2011 originally issued by MHI Hospitality Corporation (the “Company”) to the entities named the Initial Holders therein to purchase shares of Common Stock, $0.01 par value per share, of the Company. A copy of the form of such Warrant is on file with the Secretary of the Company at its address in Williamsburg, Virginia or Rockville, Maryland, and will be furnished without charge by the Company to the holder of this certificate upon written request to the Secretary of the Company at such address.”

5.2. Termination of Restrictions. The restrictions imposed under this ARTICLE V upon the transferability of this Warrant, or of Issuable Warrant Shares or Issued Warrant Shares, shall cease when (a) a registration statement covering such Issuable Warrant Shares or Issued Warrant Shares becomes effective under the Securities Act or (b) the Company receives an Opinion of Counsel that such restrictions are no longer required in order to ensure compliance with the Securities Act. When such restrictions terminate, the Company shall, or shall instruct its transfer agent and registrar to, issue new certificates in the name of the holders not bearing the legends required under Section 5.1.

ARTICLE VI

CHARTER PROVISIONS

6.1. Charter Provisions. All shares of Common Stock will be identical and will entitle the holders thereof to the same rights and privileges.

ARTICLE VII

VARIOUS COVENANTS OF THE COMPANY

7.1. No Impairment or Amendment. The Company shall not by any action including, without limitation, amending its articles of incorporation, any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Warrant, but will at all times in good faith assist in the carrying out of all such terms and in the taking of all such action as may be necessary or appropriate to protect the rights of the holders hereof against impairment. Without limiting the generality of the foregoing, the Company will (a) not increase the par value of any shares of Common Stock issuable upon the exercise of this Warrant above the amount payable therefore upon such exercise, (b) take all such action as may be necessary or appropriate in order that the Company may validly issue fully paid and nonassessable shares of Common Stock upon the exercise of this Warrant, (c) obtain all such authorizations, exemptions or consents from any public regulatory body having jurisdiction thereof as may be necessary to enable the Company to perform its obligations under this Warrant, (d) not issue any capital stock of any class which is preferred as to dividends or as to the distribution of assets upon the voluntary or involuntary dissolution, liquidation or winding up of the Company, and (e) not, without the written consent of the holders hereof, amend its articles of incorporation in a manner which could adversely affect the holders of this Warrant or any Issued Warrant Shares.

Upon the request of the holders hereof the Company will at any time during the period this Warrant is outstanding acknowledge in writing, in form satisfactory to such holders, the continued validity of this Warrant and the Company’s obligations hereunder.

7.2. Reservation of Common Stock. The Company will at all times reserve and keep available, solely for issuance, sale and delivery upon the exercise of this Warrant, a number of shares of Common Stock issuable upon the exercise of this Warrant. All such shares of Common Stock shall be duly authorized and, when issued upon exercise of this Warrant, shall be validly issued and fully paid and non-assessable with no liability on the part of the holders thereof. The Company shall not at any time while this Warrant remains outstanding allow the par value of its Common Stock to exceed the then effective Exercise Price.

7.3. Listing on Securities Exchange. The Company shall, at its expense, list on any securities exchange in which its Shares of Common Stock are listed and, maintain and increase when necessary such listing of, all Issued Warrant Shares and, to the extent permissible under the applicable securities exchange rules, all Issuable Warrant Shares, so long as any shares of Common Stock shall be so listed. The Company will also so list on each securities exchange, and will maintain such listing of, any other securities which the holders of this Warrant shall be entitled to receive upon the exercise thereof if at the time any securities of the same class shall be listed on such securities exchange by the Company.

7.4. Availability of Information. The Company will cooperate with the holders hereof and of Issued Warrant Shares in supplying such information as may be necessary for such holders to complete and file any information reporting forms presently or hereafter required by the Commission as a condition to the availability of an exemption from the Securities Act for the sale of this Warrant or such Issued Warrant Shares.

7.5. Indemnification. The Company shall indemnify, save and hold harmless the holders hereof from and against any and all liability, loss, cost, damage, reasonable attorneys’ and accountants’ fees and expenses, court costs and all other out-of-pocket expenses incurred in connection with or arising from an Event of Default.

7.6. Certain Expenses. The Company shall pay all expenses in connection with, and all taxes (other than stock transfer taxes) and other governmental charges that may be imposed in respect of, the issue, sale and delivery of (a) the Warrant, (b) the Issuable Warrant Shares, or (c) the Issued Warrant Shares.

7.7. Director. For so long as the holders of Issued Warrant Shares own, in the aggregate, as a result of their ownership of Issued Warrant Shares the equivalent of ten (10%) percent or more of the Company’s Common Stock on a fully diluted basis (and the Warrant holders do not otherwise have a right to appoint a member of the Board of Directors pursuant to its ownership of the Company’s Series A Cumulative Preferred Stock), such holders shall have the exclusive right to nominate one (1) member of the Board of Directors.

ARTICLE VIII

MISCELLANEOUS

8.1. Nonwaiver. No course of dealing or any delay or failure to exercise any right, power or remedy hereunder on the part of the holders hereof shall operate as a waiver of or otherwise prejudice such holders’ rights, powers or remedies.

8.2. Holders Not Stockholders. Prior to the exercise of this Warrant as hereinbefore provided, the holders hereof shall not be entitled to any of the rights of a stockholder of the Company including, without limitation, the right as a stockholder to (a) vote on or consent to any proposed action of the Company or (b) receive (i) dividends or any other distributions made to stockholders, (ii) notice of or attend any meetings of stockholders of the Company (except as provided in ARTICLE IV) or (iii) notice of any other proceedings of the Company (except as provided in ARTICLE IV).

8.3. Notices. Any notice, demand or delivery to be made pursuant to the provisions of this Warrant shall be sufficiently given or made if sent by first class mail, postage prepaid, addressed to (a) the holders of this Warrant or Issued Warrant Shares at its last known address appearing on the books of the Company maintained for such purpose or (b) the Company at its principal office at 410 W. Francis Street, Williamsburg, VA 23185, Attention: Andrew M. Sims, Chief Executive Officer. The holders of this Warrant and the Company may each designate a different address by notice to the other pursuant to this Section 8.3.

8.4. Remedies. The Company stipulates that the remedies at law of the holders of this Warrant in the event of any default or threatened default by the Company in the performance of or compliance with any of the terms of this Warrant are not and will not be adequate and that, to the fullest extent permitted by law, such terms may be specifically enforced by a decree for the specific performance of any agreement contained herein or by an injunction against a violation of any of the terms hereof or otherwise.

8.5. Successors and Assigns. This Warrant and the rights evidenced hereby shall inure to the benefit of and be binding upon the successors and permitted assigns of the Company, the holders hereof and (to the extent provided herein) the holders of Issued Warrant Shares, and shall be enforceable by any such holder.

8.6. Modification and Severability. If, in any action before any court or agency legally empowered to enforce any provision contained herein, any provision hereof is found to be unenforceable, then such provision shall be deemed modified to the extent necessary to make it enforceable by such court or agency. If any such provision is not enforceable as set forth in the preceding sentence, the unenforceability of such provision shall not affect the other provisions of this Agreement, but this Agreement shall be construed as if such unenforceable provision had never been contained herein.

8.7. Integration. This Warrant replaces all prior agreements, supersedes all prior negotiations and constitutes the entire agreement of the parties with respect to the transactions contemplated herein.

8.8. Amendment. This Warrant may not be modified or amended except by written agreement of the Company and the holders hereof.

8.9. Headings. The headings of the Articles and Sections of this Warrant are for the convenience of reference only and shall not, for any purpose, be deemed a part of this Warrant.

8.10. GOVERNING LAW. THIS WARRANT SHALL BE GOVERNED BY THE INTERNAL LAWS (AS OPPOSED TO CONFLICTS OF LAWS PROVISIONS) OF THE STATE OF NEW YORK.

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Dated as of April 18, 2011

MHI HOSPITALITY CORPORATION

By:	/s/ Andrew M. Sims
Name: Andrew M. Sims
Title: Chief Executive Officer

Attest:

By:	/s/ Rhonda Smith
Name:
Title:

Schedule 1

INITIAL HOLDERS

Initial Holder	Number of Shares
Essex Illiquid, LLC	1,748,000
Richmond Hill Capital Partners, LP	152,000

Total	1,900,000

EXHIBIT 2.2

NOTICE OF EXERCISE FORM

(To be executed only upon partial or full

exercise of the within Warrant)

The undersigned registered holder of the within Warrant irrevocably exercises the within Warrant for and purchases shares of Common Stock of MHI HOSPITALITY CORPORATION (the “Company”) and herewith makes payment therefor in the amount of $            , *, $             of such payment to be made by deducting              shares from the number of shares of Common Stock otherwise issuable upon such exercise,’* all at the price and on the terms and conditions specified in the within Warrant, and requests that a certificate (or              certificates in denominations of              shares) for the shares of Common Stock of                                  hereby purchased be issued in the name of and delivered to (choose one) (a) the undersigned or (b)                                 , whose address is                                 , and, if such shares of Common Stock shall not include all the shares of Common Stock issuable as provided in the within Warrant, that a new Warrant of like tenor for the number of shares of Common Stock of the Company not being purchased hereunder be issued in the name of and delivered to (choose one) (a) the undersigned or (b)                                 , whose address is                                 .

Dated:             ,     .

Signature Guaranteed:	By:
(Signature of Registered Holder)

By:
[Title:]

*	to be inserted if Section 2.2(c) of the Warrant is applicable to such exercise.

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EXHIBIT 3.2

ASSIGNMENT

(To be executed only upon the assignment

of the within Warrant)

FOR VALUE RECEIVED, the undersigned registered holder of the within Warrant hereby sells, assigns and transfers unto             , whose address is                                 , all of the rights of the undersigned under the within Warrant, with respect to                                  shares of Common Stock of MHI HOSPITALITY CORPORATION (the “Company”) and, if such shares of Common Stock shall not include all the shares of Common Stock issuable as provided in the within Warrant, that a new Warrant of like tenor for the number of shares of Common Stock of the Company not being transferred hereunder be issued in the name of and delivered to the undersigned, and does hereby irrevocably constitute and appoint                                  Attorney to register such transfer on the books of the Company maintained for the purpose, with full power of substitution in the premises.

Dated:             ,     .

Signature Guaranteed:	By:
(Signature of Registered Holder)

By:
[Title:]

NOTICE:	The signature to this Assignment must correspond with the name as written upon the face of the within Warrant in every particular, without alteration or enlargement or any change whatever.

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